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                                                                 EXHIBIT 10(E)

                                  CONFIDENTIAL
                              SETTLEMENT AGREEMENT
                                       AND
                                RELEASE OF CLAIMS

         This Confidential Settlement Agreement and Release of Claims, hereinafter referred to as the "Agreement," are made by and between GREENLAND CORPORATION and CHECK CENTRAL, INC. (hereinafter collectively "GLCP"), and SMARTCASH ATM, LTD., and its current affiliates which are owned in part or whole by Randy Coleman and/or RBSI, Inc. and/or RBSA, Inc., hereinafter ("SCATM"), including its employees, shareholders, directors, and any entity acquiring SCATM, hereinafter collectively referred to as "the Parties."

         This agreement is entered into with respect to the following facts:

         A. On or about March 30, 1999, the parties entered into a Master Distributor Agreement pertaining to the manufacture, distribution, sale, servicing and related aspects of a check-cashing machine. Further, the parties executed an Addendum to such Master Distributor Agreement on or about December 1, 1999 (hereinafter collectively referred to as the "Distribution Agreement").

         B. The parties now desire to rescind, cancel and terminate the Distribution Agreement (including Addendum thereto), fully and finally settle and release any asserted, existing, potential or future claims with respect to each other arising from the dealings or relationship of the Parties prior to execution of this Agreement, terminate the existing business relationship among the parties, and otherwise resolve their differences and disputes, including any potential future litigation between them, thereby being bound for all purposes from and after the date hereof, solely on the basis of the terms and conditions hereinafter recited;


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         C. By executing this agreement, each of the parties intends to and hereby does extinguish any and all claims, disputes and obligations heretofore existing between and among the parties except as they may arise out of this Agreement.

         D. This Agreement is not and shall not be treated as an admission of liability by any party for any purpose.

         ACCORDINGLY, in consideration of the aforementioned facts and the mutual promises and obligations contained herein, and for other good and valuable consideration, the parties and each of them agree as follows:

         1. The effective date of this Agreement shall be the on March 9th, 2000 the date when all parties hereto have executed this Agreement.

         2. SCATM agrees that it is not and shall not be the exclusive distributor for GLCP and SCATM hereby waives all rights and releases GLCP from any and all obligations related to the rights and obligations associated with the exclusivity provision of the Distribution Agreement. SCATM agrees that, among other things, that GLCP may hire distributors, including distributors presently under contract with SCATM, as direct distributors of GLCP.

         3. SCATM shall provide an exclusion letter to GLCP and/or its current distributors releasing said distributors from the covenant not to compete clause in their agreements with SCATM as follows: "SCATM hereby amends the Smart Cash Independent Distributor Agreement to allow for the Distributor to sell products directly for Greenland Corporation without violating the non-compete section of the agreement." In addition, SCATM will provide all reasonable and appropriate cooperation in assisting the distributors and/or ISO's in entering into a business relationship with GLCP.

         4. SCATM agrees that it will not solicit sales or advertise another similar check-cashing device for 4 months after effective date of this Agreement under the SmartCash name or any other name.


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         5.   SCATM will have the right to sell GLCP products on a
              non-exclusive arrangement consistent with the best terms and pricing offered to other GLCP distributors selling similar quantities of product and meeting similar standards. Provided however; that SCATM shall receive the existing Master Distributor commissions and residuals on all accounts sold by any of the existing and signed distributors for the next 2 years except that if SCATM continues to sell GLCP products the commissions and residuals will continue past 2 years for as long as SCATM continues to purchase or sell a minimum of 12 machines per year. SCATM releases GLCP from any and all obligation to pay to SCATM, commissions and/or residuals in connection with transactions between GLCP and ACS. Any first right of refusal to Wal Mart placements must be under the terms set out by Wal Mart, CMG and GLCP. In the event SCATM elects to purchase machines for placement with Wal*Mart/CMG, GLCP and SCATM both agree to perform all duties in conformance with standard industry standards and practices, and GLCP shall guarantee to SCATM the "best terms and pricing" as offered to others placing similar numbers of machines under similar terms and conditions. GLCP agrees to provide SCATM with detailed monthly reports showing all transactions and fees along with payment of all residuals by the 15th of the month following the month the transactions occurred. GLCP shall allow SCATM or its designated agent reasonable access to GLCP's books and records, at reasonable times during business hours, on a monthly basis necessary to verify the accuracy of all reports and payments due under this agreement.

         6. As and for consideration of the SCATM obligations listed above, GLCP agrees to the following:

              a. GLCP shall take immediate action to remove the cap on 333,334 restricted shares of Greenland common stock (the "Stock") and matching warrants held by Randy Coleman and/or RBSI and issued on or about March 1999 and GLCP agrees to extend the exercise period for said warrants for 6 months to September 1,


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                  2001. SCATM and Randell Coleman represent and warrant to GCLP that they hold all right title and interest to the Stock, that there are no encumbrances, liens, pledges or claims against the Stock and that they have the legal authority and power to sell the Stock and authorize the action set forth in this Agreement. GLCP and SCATM acknowledge and agree that RBSI and/or Randell Coleman acquired on or about March, April and May of 1999, approximately 400,000 shares of Greenland Corporation common stock and presently own and/or have assigned and/or sold to a third party said shares and that said shares will remain subject to the "cap" provisions in the Distribution Agreement.

              b. GLCP shall grant warrants to SCATM as shown in the attached Exhibit A to purchase 500,000 restricted shares of Greenland common stock at $.15 per shares exercisable immediately and expiring two years from date of this Agreement. Warrants may be issued in whole or in part in minimum increments of 100,000 shares.

              c. GLCP agrees to pay to SCATM the sum of $520,000 the (the "Payment Amount") evidenced by the promissory note listed on Exhibit B to be paid as follows:

                  (i) GLCP will loan to SCATM the sum of $200,000 evidenced by a promissory note listed on Exhibit C signed by SCATM and Randell Coleman and secured by the Stock (the "Loan").

                  (ii) SCATM shall cooperate in removing the restrictive ledgend on the Stock and shall deliver the Stock to Tom Beener ("Beener"). Beener shall establish an account with Paradise


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                          Valley Securities in the name of the person or
                          entity whose name is on the stock certificate
                          (RBSI). Beener will deposit shares of the Stock into the account to be sold into the market. SCATM will execute all appropriate documents, including a power of attorney and/or stock power as shown on Exhibit D, directing that the first $200,000 of proceeds from the sale of the Stock are wired to Greenland Corporation as repayment of the Loan. All sale proceeds of the stock over and above the first $200,000 shall be immediately forwarded to SCATM after receipt by Paradise Valley Securities.

                  (iii) Beener shall commence the sale of the Stock immediately and shall complete the sale of the Stock within 110 days from the date of this Agreement. Beener shall use best efforts to achieve the best available price and in no event shall the price per share for any shares sold by Beener be less than 10% back of the bid price at the time of the sales transaction without the express written approval of SCATM to deviate from the terms of this Agreement.

                  (iv) Proceeds from the sale of the Stock shall be applied as follows (i) the first $200,000 is paid to Greenland Corporation as repayment of the Loan
                          (ii) the balance of the proceeds are paid to SCATM and applied toward the Payment Amount (the "Proceed Payment") (Example: if the Stock is sold for a total of $350,000; Greenland would receive its $200,000 loan paid back and SCATM would receive the balance of $150,000 for a total Proceed Payment to SCATM of $350,000 leaving a remaining balance of $520,000 less $350,000 or $170,000).


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                  (v)     The difference between the Proceed Payment and the
                          Payment amount shall be paid as follows: (i) GLCP shall pay SCATM $3,000 for each machine sold or placed by Greenland excluding machines in Paragraph 5 that SCATM would otherwise receive a $3,000 commission until such time that the difference between the Payment Amount and the Proceed Payment is paid in full.

         7. Except as may be necessary to provide interpretation, reference or legal effect to the terms of this Agreement, the parties hereto hereby cancel in their entirety those certain agreements between the parties hereto entitled Master Distributor Agreement, dated March 30, 1999 and the Addendum Agreement between the parties hereto, dated December 1, 1999.

         8. GREENLAND CORPORATION and CHECK CENTRAL, INC., agree, on behalf of themselves, their heirs, executors, administrators, beneficiaries, directors, officers, shareholders, parent corporations, affiliates, divisions, subsidiaries, past and present partners, agents, representatives, employees, insurers, assigns and successors, and each of them, to hereby fully, absolutely and forever release and discharge SMARTCASH ATM, LTD., and with the sole exception of Richard Wray, its descendants, ancestors, dependents, heirs, executors, administrators, beneficiaries, directors, officers, shareholders, parent corporations, affiliates, divisions, subsidiaries, firms, agents, representatives, past and present employees, insurers, attorneys, assigns, agents, past and present partners, representatives, successors and each of them, from any and all rights, claims, demands, causes of action, obligations or controversy, debts, accounts, lawsuits, judgments, costs, expenses, liens, damages, losses and liabilities arising out of or concerning the subject matter of their business relationship with SCATM, including the Distribution Agreement and Addendum thereto, whether known or unknown, suspected or unsuspected by any party (hereinafter referred to as the "Released Claims"), and whether or not said Released Claims have been concealed or


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hidden, which GREENLAND CORPORATION and/or CHECK CENTRAL, INC., now hold or have at any time heretofore owned or held whether said released claims have accrued, are yet to accrue, or are liquidated or unliquidated, except as to those representations, warranties, promises, covenants and conditions contained in this Agreement.

         9. SMARTCASH ATM, LTD., agrees, on behalf of itself, its heirs, Executors, administrators, beneficiaries, directors, officers, shareholders, parent corporations, affiliates, divisions, subsidiaries, past and present partners, agents, representatives, employees, insurers, assigns and successors, and each of them, including Randell Coleman as an individual and in his capacity as a former director of Greenland Corporation, to hereby fully, absolutely and forever release and discharge GREENLAND CORPORATION and CHECK CENTRAL, INC., and their descendants, ancestors, dependents, heirs, executors, administrators, beneficiaries, directors, officers, shareholders, parent corporations, affiliates, divisions, subsidiaries, firms, agents, representatives, past and present employees, insurers, attorneys, assigns, agents, past and present partners, representatives, successors and each of them, from any and all rights, claims, demands, causes of action, obligations or controversy, debts, accounts, lawsuits, judgments, costs, expenses, liens, damages, losses and liabilities arising out of or concerning the subject matter of their business relationship with GLCP, including the Distribution Agreement and Addendum thereto, whether known or unknown, suspected or unsuspected by any party (hereinafter referred to as the "Released Claims"), and whether or not said Released Claims have been concealed or hidden, which SMARTCASH ATM, LTD., now holds or has at any time heretofore owned or held whether said released claims have accrued, are yet to accrue, or are liquidated or unliquidated, except as to those representations, warranties, promises, covenants and conditions contained in this Agreement.

         10. Each of the parties on its own behalf further acknowledges that it has been advised by or had the opportunity to consult its own independent legal counsel and understands and acknowledges the significance and consequences of this release and


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expressly consents that the releases contained herein shall be given full force and effect according to all their expressed terms or provisions, including those relating to known and unsuspected claims, demands and causes of action, if any, as well as those related to any other claims, demands and causes of action hereinabove specified.

         11. The corporate signatories to this Agreement hereby represent and warrant that they are fully authorized to sign on behalf of their respective business and on behalf of the individuals named. The signatories further represent and warrant that, by their signatures to this Agreement, the organizations that they represent are fully bound by the terms and conditions of this Agreement and that the individuals named are fully bound by the terms and conditions of this Agreement.

         12. The parties further represent and warrant that they are the owners of the claims released herein and that none of them has assigned any interest, right or title to the claims released under this Agreement to any person or entity not a party hereto.

         13. This Agreement was negotiated among the parties hereto at arm's length, with each party receiving the advise of, or having the opportunity to consult, independent legal counsel of its choice. It is the intent of each of the parties that no part of this Agreement be construed against any of the parties because of the identity of the drafter.

         14. This Agreement shall be confidential and shall not be disclosed to any person or entity not a party or a principal of a party to this Agreement unless required or privileged by law or to enforce its terms, or with the express written permission of all parties to this Agreement. Further, the parties, and each of them, agree that this stipulation of confidentiality shall encompass the entirety of the relationship between and among the parties and the parties agree, stipulate and covenant that no party shall discuss the underlying facts of their relationship or the various contentions raised by any party during their business relationship with regard to any other party, and specifically agree not to discuss or comment upon settlement terms, conditions of settlement or opinions with regard to the others' compliance with law. However, a breach of this paragraph by


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one party shall not excuse any other party's performance of this Agreement.
Any party who breaches this paragraph shall be liable to any other party for all damages, including but not limited to attorney fees, costs of suit and/or investigation, proximally caused by such breach.

         15. The provisions of this Agreement are severable and, if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

         16. To the extent legal action is required to enforce the terms of this Agreement, the prevailing party shall be entitled to its costs and attorneys' fees. It is the intention of the parties that the laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties. In the event any suit is filed, the venue shall be in San Diego, California.

         17. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties herein pertaining to the subject matter hereof.

         18. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         19. The parties hereto shall sign or cause to be signed all documents and shall perform or cause to be performed such further acts as may be necessary to consummate the agreement contemplated hereunder.

         20. Each Party shall indemnify, save and keep harmless, the Other Party, including its officers, directors, affiliates, associates, attorneys, subsidiaries and all other persons and entities associated in any manner with the Parties through the date hereof, from and against any claims or suits commenced or threatened against Either Party at any


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time prior to and/or after execution and arising from the sale and/or distribution of the product(s) or services beyond Either Party's control or not caused by the intentional or negligent conduct of Either Party. In addition SCATM shall indemnify, save and keep harmless, GLCP, its officers, directors, affiliates, associates, attorneys, subsidiaries and all other persons and entities associates in any manner with GLCP, from and against claims or suits commenced or threatened against GLCP and/or and/or its officers, directors, affiliates, associates etc., in connection with the use, either by GLCP, SCATM or any other person or party, of the name "SmartCash ATM" arising from use of the name "SmartCash ATM" prior to the execution of this Agreement. GLCP agrees to use its best efforts to discontinue use of the name "SmartCash" or "SmartCash ATM" in any version or capacity and in no event will it use the name(s) after 120 days after execution of this agreement.

         21. The parties agree that prior to any release of information concerning any aspect of this agreement, the past, present or future relationship of the parties, that each party hereto shall consent in writing, which consent will not be unreasonably withheld, to the subject, content, and intended recipient of the information. In the event there is a violation of this paragraph by any party, and in addition to any other remedy, including damages to which the non-breaching party may be entitled pursuant to this agreement.

         22. SCATM agree to continue for at least one year ATM processing for all GLCP machines under previously contracted terms and conditions and Greenland agrees not to terminate said services provided that the services are consistent with industry standards and are compatible with the Greenland machines.

         23. COUNTERPARTS: A facsimile, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.


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         24. Proceeds from sale of Machine in Michigan (Barki dba Marathon).
Notwithstanding anything to the contrary contained herein SCATM acknowledges and agrees that GLCP is owed the full purchase price for the sale of the machine to Barki dba Marathon and will be paid in accordance with terms of purchase order and will not be offset by any other claims and/or expenses.

THE UNDERSIGNED HEREBY CERTIFY THAT THEY HAVE READ ALL OF THIS RELEASE AND FULLY UNDERSTAND ALL OF THE SAME.

         IN WITNESS WHEREOF, THE PARTIES HERETO HEREBY EXECUTE THIS
AGREEMENT.

For GREENLAND CORPORATION and CHECK CENTRAL, INC.:

_________________________________________              Dated: ______________
 Thomas Beener, as  Secretary

_________________________________________              Dated:_______________
Lou Montulli, as CEO

For SMARTCASH ATM, LTD.:

_________________________________________              Dated: ______________
Randell Coleman, CEO/President

_________________________________________              Dated: ______________
Randell Coleman, for SCATM, RBSA
and all affiliated companies.

_________________________________________              Dated ________________
Randell Coleman, an individual and as
former director of Greenland Corporation


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